 LICENSE AGREEMENT

LICENSEE: RX Healthcare Systems, Ltd.,  License Agreement Number: GLOB11

License Address: 79860 Tangelo, La Quinta, California 92253.

     This License Agreement (the "Agreement") is entered into by and between Tensleep Corporation ("LICENSOR"), a Colorado corporation, and RX Healthcare Systems, Ltd.  (the "LICENSEE"), a Colorado corporation.

 CONSIDERATION

In consideration of the mutual promises of the parties hereto and the terms and conditions hereinafter provided, IT IS AGREED

 TERMS AND CONDITIONS

1.   GRANT

A. LICENSOR grants to LICENSEE, subject to the following terms and conditions, a perpetual nonexclusive, non-transferable license to produce and distribute anywhere in the world LICENSOR's, RF transmitter and receiver, cyber-module, and other product designs and intellectual property (hereinafter collectively "Designs").

B. The Designs shall be used for LICENSEE's business.

E. LICENSOR agrees to provide LICENSEE with drawings, specifications and a copy of the applicable Software.

2.   LICENSEE OBLIGATIONS

A. LICENSEE may make copies of the drawings of the Designs and make modifications, alterations, and additions thereto provided such drawings and intellectual property provided the following notice is prominently displayed thereon:

These drawings and other written materials contain information which is proprietary to and a trade secret of Tensleep Corporaiton.  It is not to be disclosed to any one outside of this organization.  COPYRIGHT by Tensleep Corporation, Unpublished (This copyright notice is not an admission that the subject matter herein has been published or disclosed.)

All copies thus made by LICENSEE are the exclusive property of LICENSOR.

3.   LICENSE FEE

A. In consideration for the foregoing license, LICENSEE shall pay LICENSOR a license fee of One Hundred Thirty Thousand Dollars ($130,000) which is to be payable with the issuance to LICENSOR by LICENSEE of a promissory note in that amount which is payable on or before December 31, 2008.  The note to bear no interest.

 B. On all Designs sold by LICENSEE, LICENSEE shall pay a royalty or license fee to be agreed to by the parties.  All payments are exclusive of any tariffs, duties, sales, use other taxes imposed or levied by any government or governmental agency.  LICENSEE shall be liable for payment of all such taxes, however designated, which are levied, or base on LICENSEE's possession or use of the Software or on this Agreement, including without limitation, all state and local sales, use, and personal property taxes.

C. All payments shall be made in U.S. Dollars except as provided for herein.

4.   CONFIDENTIAL INFORMATION

A. LICENSOR regards the Designs as a trade secret of LICENSOR, to be of a confidential and proprietary nature (the "Confidential Information") and title to it remains in LICENSOR.  Applicable rights to copyrights, trade secrets, patents and trademarks in the Designs or any modifications or enhancements made by LICENSOR or LICENSEE or at LICENSEE's request shall remain with LICENSOR.

B. LICENSEE shall not sell, publish, disclose, display or otherwise make available the Designs or copies thereof to others.  LICENSEE  agrees to secure and protect the Designs in a manner consistent with the maintenance of LICENSOR's rights therein and to take appropriate action by instruction or agreement with its employees, agents or consultants who are permitted access to the Software to satisfy LICENSEE's obligations hereunder.

C. LICENSEE further agrees to inform its employees, agents, independent contractors, students, faculty, and staff of the confidential and proprietary nature of the Confidential Information.  LICENSEE's employees, agents, independent contractors, students, faculty and staff shall be bound in the same manner as LICENSEE to the extent allowed by law.  The provisions of this Section 4 shall survive the termination of this Agreement.

5.  INDEMNIFICATION

LICENSEE shall indemnify, release and hold LICENSOR harmless from any claims, demands, liabilities, actions, suits or proceedings asserted or claimed by any third party from sales of the products by LICENSEE, whether against LICENSEE or LICENSOR, arising out of the furnishing, performance, use or failure of the Design products, and LICENSEE agrees to undertake the cost of defending same, including reasonable attorney's fees, except where such claim, demands, liabilities, actions, suits or proceedings are the result of defects in the Software covered by the limited warranty provided in this Agreement.   LICENSOR shall be given timely notice of any such claim demand, liability, action, suit or proceeding, and LICENSOR shall have the option to undertake and conduct the defense thereof.

6.   OWNERSHIP

A. LICENSOR  represents that it is the owner of the Designs and all portions thereof.

B. Only LICENSOR shall have the right to modify, maintain, enhance or otherwise alter the Designs.

C. Under no circumstances shall LICENSEE transfer in any manner, in whole or in part, the Designs or any copy thereof, without LICENSOR's prior written consent.

7.   TERMINATION.

A. LICENSEE shall have no right to terminate this Agreement and license granted herein, except upon determination that LICENSOR has materially breached one or more of the provisions of this Agreement, by binding arbitration or a court of competent jurisdiction.

B. LICENSOR shall have the right to terminate this Agreement and the license granted herein upon the occurrence of any one of the following:

1. LICENSEE's failure to make the payment of the license fee as provided for herein;

2. LICENSEE's failure to meet the obligations as set forth in Section 4 hereof;

3. LICENSEE's threatened or actual breach of Section 5 hereof;

4. LICENSEE's material breach of any other provision hereof; or

5. LICENSEE's (I) termination or suspension of its business, (ii) becoming subject to any bankruptcy or insolvency proceeding under Federal or state statute, (iii) becoming insolvent or becoming subject to direct control by a trustee, receiver or similar authority, or (iv) having been dissolved, wound up or liquidated, voluntarily or otherwise.

C. In order to terminate this Agreement in accordance with Subsection B above, LICENSOR shall give LICENSEE written notice of its intent to do so and the basis for such termination or modification; and LICENSEE shall have a period of thirty (30) days from the date of the written notice to cure the default.

D. Neither expiration nor termination of this Agreement shall release LICENSEE from any liabilities or obligations under this Agreement, which liabilities or obligations have heretofore accrued and remain to be performed as of the date of such expiration or termination.

E. In the event of termination or breach of this Agreement by LICENSEE, all license fees become due and payable in full.  Any maintenance fees accrued to the date of termination are also due and payable in full.

F. Within thirty (30) days after termination of this Agreement and the license granted herein, LICENSEE shall immediately return to LICENSOR all  Designs and all other Confidential Information or, in the alternative, provide written notice to LICENSOR that all Confidential Information related to the Designs or Related Materials has been destroyed or deleted from any computer libraries or storage and memory devices, and is no longer in use or usable by LICENSEE.

9.  GENERAL.

A. LICENSEE may not assign the Designs or this Agreement to anyone, including any parent, subsidiary or affiliate or as part of the sale of any portion of its business, or pursuant to any merger, consolidation or reorganization, without LICENSOR's prior written consent.

B. This Agreement may not be amended, modified or altered except by written instrument executed by both LICENSOR AND LICENSEE.

C. The headings of the various sections are for convenience only and are not to control or affect the meaning or construction of any provisions of this Agreement.

D. If any part of this Agreement is held unenforceable, invalid or prohibited under law, it to that extent shall be deemed omitted , and the remaining provisions of this Agreement and shall not be affected in any way.

E. The waiver or failure of LICENSOR to exercise in any respect any right provided for herein shall not be deemed a waiver of any further right hereunder; that no waiver of any right under this Agreement shall be binding unless it is in writing and signed by a duly authorized officer of both LICENSOR and LICENSEE; and that a waiver on one occasion of any provision of this Agreement shall not be construed as a bar to or a waiver of any right on any future occasion.

F. This Agreement shall be interpreted under and in accordance with the laws of the state of Colorado.

G. All notices to be given under this Agreement shall be deemed duly given if in writing and sent by certified firstclass mail, return receipt requested, postage prepaid, to the appropriate party hereto using their respective addresses or to such other addresses either party may have advised the other.

H. The parties hereto agree that any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration rules of the American Arbitration Association (AAA), and a judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof in the state of California.  The prevailing party in arbitration shall be entitled to collect all reasonable attorney's fees incurred by it in connection with the claim or controversy.  The arbitration may be heard by a single arbitrator if the parties mutually agree upon such arbitrator.  If an agreement upon a single arbitrator cannot be reached within 14 days after filing a notice of intent to arbitrate with the AAA, then the matter shall be referred to a panel of three arbitrators in accordance with the rules of the American Arbitration Association.  All arbitration shall be held in Denver, Colorado.

I. No action, regardless of form, arising out of this Agreement may be brought by LICENSEE more than one (1) year after the cause of action has arisen.

J. Each party acknowledges that it has read and understands this Agreement and agrees to be bound by its terms.  The parties further agree that this Agreement, including Schedule A, is the complete and exclusive statement of the Agreement between the parties, which supersedes and merges all prior proposals, understandings and all other agreements, oral or written, between the parties relating to this agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement this 12th day of April, 2007, at La Quinta, California.

LICENSOR:    Tensleep Corporation

     /s/Ronald S. Tucker
by: _______________________
 Ronald S. Tucker, CEO

LICENSEE:    RX Healthcare Systems, Ltd.

  /s/Ronald S. Tucker
by: _______________________
 Ronald S. Tucker, President